Exhibit 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

FIRST QUARTER 2014 FINANCIAL RESULTS

Recent Highlights Include:

•                  Established new collaborative agreement with PepsiCo, Inc. to identify new salt flavor modifiers

•                  Expanded the Senomyx direct sales portfolio, which now includes four Complimyx® brand flavor offerings

SAN DIEGO, CA — May 1, 2014 — Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the first quarter 2014.  The Company ended the first quarter with $31.6 million in cash and highly liquid investments.

“We are very pleased with the progres Senomyx has made thus far in 2014,” said John Poyhonen, President and Chief Executive Officer of the Company.  “During the first four months of the year, we have established a new research agreement for our Salt Taste Program, added two new flavor offerings to our direct sales portfolio, and received regulatory authorization for the commercialization of Sweetmyx™ S617 in the United States and certain other markets.”

“We are excited about Senomyx’s direct sales program, which is gaining momentum with further evaluations of our ingredients by flavor companies, as well as the addition of new offerings,”  stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer.  “Commercialization activities were initiated recently with Sweetmyx SR69, also known as S6973, which is used to maintain the sweet taste in reduced-sugar products.  Sweetmyx SR69 has been granted regulatory approvals in nearly every major country, and it is the first sucrose modifier in our direct sales portfolio being promoted for food usage.  It is an excellent complement to Sweetmyx SR96 (S9632), another effective sucrose modifier that we are currently marketing for use with reduced-sugar beverages.  In addition, we are receiving positive feedback from evaluations of our Savorymyx™ UM80 savory flavor, which are underway in the U.S. and elsewhere for use in a range of food and beverage products.

“Most recently, Senomyx has started introducing our Bittermyx™ BB68 bitter blocker to potential flavor company customers.  Bittermyx BB68 can be used as part of a flavor system for foods and beverages to reduce the bitterness of ingredients such as soy and whey proteins, menthol, caffeine, cocoa, and stevia,” Wicker explained.  “Reducing the bitterness of high-protein products is especially helpful for manufacturers of the more nutritionally based, higher margin products.”

Commercialization Updates:

Under the Company’s direct sales program, rather than relying solely on licensing collaborations for commercialization, Senomyx also sells certain of its pure, also commonly referred to as “neat”, ingredients to flavor companies that can incorporate them into proprietary flavor systems for their customers.  Senomyx’s internal commercial organization handles sales and marketing, as well as supply chain management of third party manufacturers.  The direct sales program complements Senomyx’s existing collaborations, which are based on exclusive or co-exclusive commercialization licenses with partners that pay royalties to the Company.

Senomyx Direct Sales Program:

Senomyx intends to leverage its proprietary taste science technologies to become a leading commercial provider of novel flavor ingredients to the flavor industry.  The Company’s Complimyx® Taste Modulation Ingredients brand includes Senomyx’s Sweetmyx sweet taste modifiers, Savorymyx savory flavors, and Bittermyx bitter blockers.

Sweetmyx ingredients are sweet flavor modifiers used with other flavors to restore the desired sweet taste of products in which sucrose or other sweeteners have been reduced.   Having multiple Sweetmyx offerings allows the Company to address specific food or beverage product requirements and broadens the potential applications for Senomyx’s flavor ingredient portfolio.  Sweetmyx SR96 (S9632), a sucrose modifier, is currently being evaluated by flavor companies for end-use in non-alcoholic beverages.  Commercial-scale quantities of SR96 have been received from the contract manufacturer.  Senomyx has begun commercialization activities with a second sucrose modifier, Sweetmyx SR69 (S6973), with a focus on usage for food product categories.  Regulatory approvals for SR69 allow commercialization in virtually all countries targeted for marketing. The Company expects to receive initial commercial-scale quantities of SR69 by mid-year 2014.

Savorymyx flavors each provide a distinct new savory (umami) taste sensation and can be combined with other ingredients to create unique new flavor blends.  They are applicable for a variety of products including sauces, frozen foods, cooking aids, soups, and snack foods, and can be used to reduce or replace added monosodium glutamate (MSG).  Savorymyx UM80 (S807) is being evaluated by flavor companies in the U.S. and elsewhere for use in numerous food and beverage product categories.  Senomyx has received commercial inventory quantities of UM80 from a global manufacturer to support the Company’s marketing efforts.

Bittermyx bitter blockers are used to reduce the bitterness of ingredients that impart a bitter taste or have a bitter lingering effect such as soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia).  Senomyx has initiated evaluations of Bittermyx BB68 (S6821) with flavor companies for multiple potential usages.  The Company expects that commercial quantities of BB68 will become available during the third quarter of 2014.

Royalty-Based Collaborations:

Senomyx has collaborative agreements with several of the world’s leading packaged food, beverage, and ingredient companies.  The Company has received commercial revenues on sales of products incorporating its flavor ingredients from Firmenich SA, Nestlé SA, and Ajinomoto Co., Inc.

•                  S2383, a sucralose modifier, is being used primarily in beverage products marketed in North America, Latin America, Asia, and Europe.

•                  S6973, a sucrose modifier, is being commercialized in a variety of categories including ready-to-drink and powdered beverages, dairy products, and baked goods in the Americas, Southeast Asia, Africa, and Australia.

•                  S9632, a sucrose modifier, is being evaluated for use in foods, alcoholic beverages, and powdered beverages.

•                 S336, a savory flavor, is being used in new and reformulated established products that were launched into the retail, industrial, and food service channels in selected countries within Africa, Asia, Latin America, and the Middle East.

•                  S6821, a bitter blocker, is currently being used in several products in a country in Southeast Asia.

Upcoming Commercialization:

Senomyx’s newest Sweetmyx ingredient (S617) is a flavor with modifying properties that is used as part of a flavor system to maintain the taste in a wide variety of foods and beverages in which a sweetener has been reduced.  PepsiCo has exclusive rights to use the new flavor ingredient worldwide in non-alcoholic beverages and Firmenich has lifetime rights to commercialize it for food product categories and alcoholic beverages, with exclusive rights until March 2018.

Discovery & Development Program Updates:

Sweet Taste Program:  The primary goal of Senomyx’s Sweet Taste Program is to add to the Company’s portfolio of new flavor ingredients that restore the desired flavor profile to food and beverage products that have a significant reduction in sweeteners.  Senomyx is continuing efforts to discover novel flavors with modifying properties that could create incremental value.  The Company has identified new modifiers of sucrose and fructose that possess advantageous properties and may help expand the potential market for Senomyx’s sweet flavor modifiers portfolio.  Evaluations and prioritization of new sweet flavor modifiers that are candidates for development activities are ongoing.

The goal of the Natural Products component of Senomyx’s Sweet Taste Program is to discover and develop novel no- or low-calorie natural high intensity sweeteners and natural sweet flavor modifiers.  The Company has identified taste proofs-of-concept for several natural sucrose modifiers and a natural high intensity sweetener.  Continuing activities include further expansion of Senomyx’s natural products library, high-throughput screening of these plant-derived samples, and additional taste tests of samples of interest.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that have advantages over currently available agents such as menthol.  Definitive safety studies and other development activities in preparation for future regulatory filings are underway for S2227, a new cooling agent.  Firmenich has exclusive commercialization rights for S2227. Additional new cooling agents are being evaluated for potential future commercialization.

Salt Taste Program:  The goal of Senomyx’s Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  This program is an important focus for the Company’s research activities.  Senomyx has been using analytical approaches to evaluate a large proprietary database of proteins found in taste buds in order to find the specific protein or group of proteins that function to detect salt in foods.  This protein or proteins can then serve as research targets to discover new salt flavor modifiers using Senomyx’s novel flavor technology.

Senomyx has identified a small group of proteins that meet certain criteria for potentially being involved in salt taste, and more advanced tests are underway to determine if they function to detect salt.  Each of these candidate targets is being further evaluated to see if it modulates salty taste, which would provide a taste proof-of-concept.

In April, the Company announced that it had entered into a new research agreement under which PepsiCo will provide research funding for the Salt Taste Program for 2014 and has options to extend the research funding period.  PepsiCo will have non-exclusive rights to salt flavor modifiers discovered during the research funding period.  In addition, Senomyx will have the right to supply these flavor ingredients directly to PepsiCo.

Intellectual Property:  Senomyx continues to be diligent in seeking protection for its intellectual property.  As of March 31, 2014, the Company is the owner or exclusive licensee of 426 issued patents and several hundred pending patent applications in the U.S., Europe, and elsewhere related to proprietary taste science technologies.

Financial Review

At March 31, 2014, Senomyx held $31.6 million in cash, cash equivalents and investments available-for-sale.

Total revenues were $8.2 million for the first quarter ended March 31, 2014, compared to $7.5 million for the first quarter ended March 31, 2013. The increase primarily resulted from $1.3 million of development milestones earned in the first quarter of 2014 related to the Sweet Taste Program. This increase was partially offset by a decrease in development revenues related to Senomyx’s Cooling Taste Program, as research funding under the Company’s collaboration with Firmenich expired in June 2013.

Research, development and patents expenses, including stock-based compensation expenses, were $7.0 million for the first quarter of 2014 compared to $7.4 million in the first quarter of 2013. The primary factor for the decrease from 2013 to 2014 was reduced outside services costs for safety studies to support regulatory filings.

Selling, general and administrative expenses, including stock-based compensation expenses, were $3.1 million for the first quarter of 2014 and $3.0 million for the first quarter of 2013. The increase was primarily due to increased non-cash stock-based compensation expenses in 2014 resulting from a higher fair value for stock options granted in 2014 based on the higher price of Senomyx’s common stock.

The net loss for the quarter ended March 31, 2014 was $0.05 per share, compared to $0.07 per share for the quarter ended March 31, 2013.

Financial Outlook:

“Financial results for the first quarter of 2014 met or exceeded management expectations and we are on-track to achieve our financial guidance,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

For the full year 2014, Senomyx continues to expect:

•                  Total revenues of $32 million to $35 million, of which approximately $10 million are commercial revenues

•                  Total operating expenses of $44 million to $46 million, of which approximately $6 million are non-cash, stock-based compensation expenses

•                  Net loss of $10 million to $12 million

•                  Basic and diluted net loss of $0.23 to $0.28 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $25 million

“During the first quarter we recorded revenue associated with direct sales to flavor companies.  While these initial sales were modest, we continue to make promising incremental progress and we expect that direct sales will be a key driver of commercial revenue growth in the future. With $31.6 million in cash and no debt, Senomyx remains well-positioned to achieve our discovery, development and commercialization objectives, including our goal of approximately $25 million in commercial revenues in 2015 and, importantly, achieving profitability in 2015.  Furthermore, we have no plans to raise money through the issuance of equity or debt to fund the current scope of our operations,” Rogers concluded.

In addition to ending the first quarter 2014 with approximately $31.6 million in cash and highly liquid investments, going forward the Company has committed and potential sources of cash under current collaborations including the following:

•                  $15 million in committed development payments

•                  $18 million in potential development payments related to extension options

•                  $28 million in potential milestone payments

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) Thursday, May 1, 2014 to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial (888) 680-0892, and international callers should dial (617) 213-4858, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 41841729.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PRBTJVQPH. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

Senomyx Glossary & Complimyx Brand Names:

The following chart lists some of Senomyx’s flavor ingredients.  The Company’s Complimyx® Taste Modulation Ingredients brand includes Senomyx’s Sweetmyx sweet flavor modifiers, Savorymyx savory flavors, and Bittermyx bitter blockers.

SWEET TASTE PROGRAM

Sucralose Modifier S2383	Flavor with modifying properties used as part of a flavor system to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced

SR69 (S6973)	Flavor with modifying properties used as part of a flavor system to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

SR96 (S9632)	Flavor with modifying properties used as part of a flavor system to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

Flavor Ingredient (S617)	Flavor with modifying properties used as part of a flavor system to restore the desired taste profile of products in which sweeteners have been reduced

SAVORY / UMAMI TASTE PROGRAM

Savory Flavors S336 & additional ingredients UM80 (S807)	Flavor ingredients that are very versatile and can be used to create new savory blends

BITTER BLOCKERS PROGRAM

Bitter Blockers BB68 (S6821)

Flavors with modifying properties used as part of a flavor system for foods and beverages to reduce the bitterness of bitter tasting ingredients, e.g., soy & whey proteins, menthol, caffeine, cocoa, Rebaudioside A (stevia)

COOLING TASTE PROGRAM

Cooling Agents S2227	Flavor ingredient that is in development; intended to overcome the limitations of currently available agents, e.g., by having greater potency, longer cooling duration, or lack of aroma

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients.  These include modifiers of Sweet and Salt flavors as well as Savory Flavors, Bitter Blockers, and Cooling Agents.  The Company is also engaged in an effort to discover and develop natural high-potency sweeteners.  Under its direct sales program, Senomyx is beginning to sell certain of its Complimyx® brand flavor ingredients, Sweetmyx™, Savorymyx™ and Bittermyx™, to flavor companies for re-sale to their food and beverage company customers.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Senomyx’s corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition for 2014 and 2015; the anticipated availability of commercial quantities of our flavor ingredients, Sweetmyx SR69 and Bittermyx BB68; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, whether by our collaborators or through our direct sales program; the ongoing development activities and future regulatory submissions for S2227; the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: the fact that the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market acceptance; we are dependent on third parties to manufacture commercial quantities of all of our flavor ingredients and we may experience delays or unanticipated costs for any such third party manufacturing; we also may encounter unexpected difficulties using any of our flavor ingredients to manufacture food or beverage products at commercial scale; the launch of any new or reformulated commercial product requires the coordination of activities by various business units and is subject to inherent uncertainty and potential delay; Senomyx may be asked to complete additional studies to evaluate and/or monitor the safety of new flavor ingredients in order to maintain applicable regulatory approvals and/or obtain regulatory approvals outside of the United States; large companies, such as PepsiCo, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; Senomyx has little experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales program; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s development revenues, and existing collaborators may not elect to extend the research funding under those collaborations as anticipated; development activities for newer flavor ingredients, such as S2227, may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale or at anticipated costs; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President & Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2014	2013
	(unaudited)	(unaudited)
Revenues:
Development revenues	$6,800	$6,037
Commercial revenues	1,404	1,445
Total revenues	8,204	7,482

Operating expenses:
Cost of commercial revenues	101	101
Research, development and patents (including $622 and $390, respectively, of non-cash stock-based compensation)	7,017	7,380
Selling, general and administrative (including $761 and $534, respectively, of non-cash stock-based compensation)	3,102	3,020
Total operating expenses	10,220	10,501

Loss from operations	(2,016)	(3,019)

Other income	8	11

Net loss	$(2,008)	$(3,008)

Basic and diluted net loss per share	$(0.05)	$(0.07)

Weighted average shares used in computing basic and diluted net loss per share	41,467	40,459

Condensed Balance Sheets

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$31,568	$32,962
Other current assets	4,426	2,999
Property and equipment, net	5,214	5,653
Total assets	$41,208	$41,614

Accounts payable, accrued expenses and other current liabilities	$3,986	$7,119
Deferred revenues	9,385	10,553
Deferred rent	1,087	1,138
Leasehold incentive obligation	2,879	3,126
Stockholders’ equity	23,871	19,678
Total liabilities and stockholders’ equity	$41,208	$41,614